Exhibit 23.3

CONSENT OF WANGHENG PARTNERS BEIJING

The statements made in this registration statement on Form F-3, and all amendments thereto (as amended, the “Registration Statement”), as filed by TDH Holdings, Inc. with the Securities and Exchange Commission (the “Commission”) on February 16, 2022, under the caption “Enforceability of Civil Liabilities Under United States Federal Securities Laws and Other Matters,” to the extent such statements relate to matters of People’s Republic of China law, represent our opinion. The opinion is given under Items 101(g)(2) and 601 of Regulation S-K, as our opinion regarding enforceability of civil liabilities.

We hereby consent to the use of the opinion in this Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

/s/ Wangheng Partners Beijing

By Chen Xue

February 16, 2022